Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lamar Media Corp.:

We consent to the use of (a) our reports dated February 25, 2019, with respect to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018 and the related notes and related financial statement schedules II to III, and the effectiveness of internal control over financial reporting as of December 31, 2018, and (b) our report dated February 25, 2019, with respect to the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2018 and the related notes and related financial statement schedules II to III, and the effectiveness of internal control over financial reporting as of December 31, 2018 included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our reports on the consolidated financial statements refer to a change in the method of accounting for business combinations and a change in the method of accounting for revenue recognition.

/s/ KPMG LLP

Baton Rouge, Louisiana

March 18, 2019